UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)



                          DALRADA FINANCIAL CORPORATION
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                                (Name of Issuer)



                                  COMMON STOCK
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                         (Title of Class of Securities)



                                  235 990819000
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                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 235 990819000         13G                            Page 2 of 4 Pages
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 1. NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Longview Fund L.P.
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a) [_] (b) [_]
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 3. SEC USE ONLY

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 4. CITIZENSHIP OR PLACE OF ORGANIZATION

            California
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                   5. SOLE VOTING POWER - 38,000,000 shares of Common stock
  NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY       6. SHARED VOTING POWER - None
OWNED BY EACH
  REPORTING       --------------------------------------------------------------
   PERSON          7. SOLE DISPOSITIVE POWER - 38,000,000 shares of Common Stock
    WITH
                  --------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER - None

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 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

    38,000,000 shares of Common Stock
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.569%
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12. TYPE OF REPORTING PERSON

    OO
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CUSIP No. 235 990819000         13G                            Page 3 of 4 Pages
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ITEM 1 (a) NAME OF ISSUER: Dalrada Financial Corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             9449 Balboa Avenue, Suite 211, San Diego, CA 92123

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2 (e) CUSIP NUMBER:  235 990819000

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 38,000,000 Shares of Common Stock

         (b) PERCENT OF CLASS: 5.569%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                                38,000,000 Shares

             (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                38,000,000 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

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CUSIP No. 235 990819000         13G                            Page 4 of 4 Pages
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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              March 1, 2005
                                              ----------------------------------
                                              (Date)

                                              /s/ Peter T. Benz
                                              ----------------------------------
                                              (Signature)

                                              Peter T. Benz, CEO of Viking Asset
                                              Management, as General Partner
                                              ----------------------------------
                                              (Name/Title)